Exhibit 4.8

NEITHER THESE SECURITIES NOR THE SECURITIES FOR WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED (A) EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS, OR (B) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

Date: March 3, 2011

To: Mizrahi Tefahot Bank Ltd.

WARRANT

To purchase Common stock of

Ophthalmic Imaging Systems

VOID AFTER 24:00 p.m. (prevailing Israel time)

On the last day of the Warrant Period (defined below)

Ophthalmic Imaging Systems, a California corporation (the “Company”), hereby grants to Mizrahi Tefahot Bank Ltd. (the “Holder”), the right to purchase from the Company the number of shares (the “Warrant Shares”) of common stock, no par value (the “Common Stock”), of the Company, specified below, subject to the terms and conditions set forth below.

The Warrant Shares shall have the same rights, preferences and privileges attached to the shares of Common Stock the Company.

1.	Definitions
For the purpose of this Warrant:
1.1
“Public Offering” shall mean a primary public offering of shares of Common Stock pursuant to the corresponding securities laws of any other jurisdiction, covering the offering and sale of shares of Common Stock by the Company (other than a registration statement effected solely to implement an employee benefit plan or any other registration statement and/or procedure which does not include an offering of the Company’s shares of Common Stock).

1.2
“Liquidity Event” shall mean (a) the sale of all or substantially all of the Company’s property and assets (an “Asset Sale”); or (b) the merger or consolidation of the Company with or into another company (following which more than fifty percent (50%) of the Company’s shares of Common Stock are held by persons who, prior to the said transaction, held, in the aggregate, less than five percent (5%) of the Company’s shares of Common Stock).

1.3	“Exit Transaction” shall mean a Public Offering or a Liquidity Event.
1.4	“Effective Date” shall mean the date of this Warrant.
1.5	“Exercise Price” shall mean the exercise price of each Warrant Share purchasable hereunder, which will be $1, subject to modification pursuant to the provisions of Section 9.
1.6	“Warrant Shares” shall mean 215,000 shares of Common Stock subject to modification pursuant to the provisions of Section 9.
1.7
“Loan Facility” shall mean a loan of up to $2,250,000 (One million five hundred thousand dollars) granted by the Holder to the Company, in accordance with those terms agreed upon between the Holder and the Company in the Loan Facility Agreement.

1.8	“Loan Facility Agreement” shall mean the Agreement between the Holder and the Company dated March 3, 2011.
1.9	“Warrant Period” shall mean the period for exercise of such warrant, as determined pursuant to Section 3.
1.10
“Financial Statements” shall mean the Company’s audited balance sheets and statements of income as of December 31, 2009, certified by the Company’s independent certified public accountants and unaudited balance sheets and statements of income as of September 31, 2010, reviewed by the Company’s independent certified public accountants.

1.11
“Benefit” shall mean the right to any compensation, benefit, indemnification, reimbursement or adjustment in any form, including, without limitation, by payment of cash or distribution of any assets (including, without limitation, of stock of any kind) as a result of any issuance by the Company of Company’s securities.

1.12
“Registered” shall mean that, subject to the provisions of section 5.5 hereinbelow, the Company shall effect its best efforts that the Warrant Shares will, as promptly as is possible after exercise, be registered for trading on the OTC Bulletin Board and freely tradable on such public market.

	1.13	“Last Financing” shall mean the investment agreement between the Company and AccelMed, signed June 24, 2009.
	1.14	“Articles” shall mean the Certificate of Incorporation of the Company.
1.15
“Authorized Issuance” shall mean any issuance of the Company’s shares and/or convertible securities in each of the following events: (i) to a strategic investor who together with its investment in the Company effects a significant transaction with the Company in regards to its business other than a transaction which is primarily of a financial nature; (ii) to employees, consultants or directors of the Company (including, but not limited to, any issuance of shares pursuant to exercise of options granted under the Company’s share option plans) up to 15% of the issued capital; (iii) any exercise of any and/or all of the Company’s current outstanding convertible securities or warrants; (iv) securities issued in connection with any stock split, stock dividend, recapitalization or similar transaction by the Company; and (v) any issuance of Company’s shares and/or convertible securities which the parties to this Warrant agree ad-hoc to include under the definition of an “Authorized Issuance”.

2.	Warrant Period.

The Warrant may be exercised, in whole or in part, and on one or more occasions, during the period commencing from the Effective Date and ending on the earliest to occur of (i) 3 (three)  years following the Effective Date; (ii) 12 (twelve) months after the consummation of an Exit Transaction, provided however, that if the underwriter, in a Public Offering, or the buying party(ies) in the Liquidity Event, require that all outstanding warrants and options of the Company, including this Warrant (but excluding warrants and options granted to employees, directors and consultants of the Company), be exercised prior to or as part of the Public Offering or the Liquidity Event, as the case may be, then the period for exercise of the Warrant shall terminate upon the consummation of the Public Offering or the Liquidity Event, subject to compliance by the Company with the provisions of Section 4.1.

4.	Notice of Events.
4.1
In the event that the Company (i) files a prospectus (including draft prospectus) for a Public Offering, or (ii) receives written terms and a bona fide offer for a Liquidity Event, subject to the provisions of any applicable law the Company shall within 7 (seven) days thereof provide written notice of such filing or offer to the Holder (the “Company Notice”) and at least 30 (thirty) days notice prior to the Exit Transaction.  If the giving of such notice is barred, and during the period in which the giving of such notice is barred the Warrant would otherwise have expired, then the Warrant will remain in full force and effect for a further period of 30 (thirty) days after the date when such notice may be given.

4.2
Without derogating from the provisions of section 4.1 and in addition thereto, if at any time the Company shall offer for subscription pro rata to the holders of shares any additional shares of any class, other rights or any equity security of any kind, or there shall be any capital reorganization or reclassification of the capital shares of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to another person or there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company, or other event  described in Section 9 of this Warrant or classified as an Exit Transaction, then, in any one or more of said cases, subject to the provisions of any applicable law the Company shall give the Holder written notice of the date on which (i) a record shall be taken for such subscription rights or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up or Exit Transaction shall take place, as the case may be.  Such notice shall also specify the date as of which the holders of record of shares shall participate in such subscription rights, or shall be entitled to exchange their shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up or Exit Transaction, as the case may be. Subject to the provisions of any applicable law such written notice shall be given by not later than fourteen (14) days prior to the action in question and by not later than fourteen (14) days prior to the record date in respect thereto. If the giving of such notice is barred, and during the period in which the giving of such notice is barred the Warrant would otherwise have expired, then the Warrant will remain in full force and effect for a further period of 30 (thirty) days after the date when such notice may be given.

5.	Exercise of Warrant
5.1.
Exercise. Subject to the provisions hereof, this Warrant may be exercised in whole or in part, on one or more occasions at any time during the Warrant Period.  This Warrant shall be exercised by presentation and surrender hereof to the Company at the principal office of the Company or at such other office or agency as the Company may designate in writing, accompanied by a written notice of exercise in the form attached hereto as Exhibit A and for the purpose of determining the relevant Exercise Price, the Warrant shall be deemed to have been exercised at such time.

5.2.
Exercise for Cash. If the Holder, at its sole discretion, elects to make a cash payment for the Warrant Shares, it shall make such payment by not later than fourteen (14) days from giving the Exercise Notice to the Company in an amount equal to the Exercise Price multiplied by the number of Warrant Shares specified in such notice. The Exercise Price for the number of Warrant Shares specified in the notice shall be payable in immediately available funds, in United States Dollars.  If at such time, the Company has outstanding lines of credit with the Holder, including without limitation to the Credit Facility, such payment may, in the Holder’s sole discretion, be made by way of conversion of all or any part of such credit lines, including any accrued and unpaid interest  (whether than payable or not) and for this purpose, any debt owed by the Company to the Holder, whether due or not, may be declared due and converted, based on the Representative Rate of Exchange published by the Bank of Israel known as of the time of payment.

5.3.	Exercise on Net Issuance. The Holder may pay the Exercise Price through a “cashless exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

Where: X = the number of Warrant Shares to be issued to the Holder;
Y =	the number of Warrant Shares to which the Holder is otherwise entitled upon exercise of this Warrant (excluding Warrant Shares already issued under this Warrant);
A =	the Fair Market Value of one Warrant Share at the time of exercise; and
B =	the Exercise Price.
As used herein, the Fair Market Value of a Warrant Share shall mean one of the following, in descending order of priority:
(i)
If the exercise date is a Liquidity Event in which shareholders of the Company receive payment for the transfer of shares held by them, then the highest price at which any such shares are purchased within the framework of the Liquidity Event.

(ii) If the exercise date is the date of the closing of a Public Offering, then the public offering price (after deduction of underwriters’ discounts or commissions) in such offering.
(iii)
If the Company’s shares that are of the same class as the Warrant Shares are listed on a securities exchange or are quoted on the quoting system on which shares of the Company are registered, then the 30 days average share price prior to the exercise date.

(iv)
If the Company’s shares are not listed on a securities exchange or are not quoted on the quoting system on which shares of the Company are registered, but are traded in the over-the-counter market, then the mean of the bid and asked prices for the thirty Trading Days immediately prior to (but not including) the exercise date.

(v)
In any other case, as determined in good faith by the Board of Directors of the Company, provided however that the Holder shall be entitled, at its expense, to demand that the valuation be established by independent auditors who are an internationally recognized auditing firm.

5.4.
Partial Exercise, Etc.  If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the shares purchasable hereunder.

5.5.
Issuance of the Warrant Shares. Upon presentation and surrender of the notice of exercise and after the payment of the Exercise Price pursuant to section 5.2, or upon presentation and surrender of the notice of exercise pursuant to section 5.2, as the case may be, the Company shall issue promptly to the Holder the shares to which the Holder is entitled.

As of and from the close of business on the date of receipt by the Company of the notice of exercise (and the Exercise Price, if applicable), the Holder shall be deemed to be the Holder of the shares issuable upon such exercise, notwithstanding that the share transfer books of the Company shall then be closed and that certificates representing such shares shall not then be actually delivered to the Holder. The Company shall pay the stamp duty that may be payable in connection with the issuance of the shares and the preparation and delivery of share certificates pursuant to this Section 5 in the name of the Holder. No fractions of shares shall be issued in connection with the exercise of this Warrant and the number of shares shall be rounded to the nearest whole number.

All Warrant Shares, when issued, shall be fully paid and non-assessable.

In the event the Warrant is exercised in full, the Company, promptly after exercise, will prepare and file with the United Stated Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 or Form S-3 (or such other form appropriate for such purpose), relating to the resale of the Warrant Shares and will use its best efforts to have such registration statement declared effective by the SEC . In the event of partial exercise, the Holder will be entitled, at such time as the number of Warrant Shares held by it exceeds 50,000 (or less if such exercise is the last exercise to which the Holder is entitled hereunder), to instruct the Company to prepare and file with the SEC a registration statement on Form S-1 or Form S-3 (or such other form appropriate for such purpose), relating to the resale of the such shares and the Company will use its best efforts to have such registration statement declared effective by the SEC as soon as possible. The Holder undertakes to provide the Company, within reasonable periods from the Company’s written request, with any necessary documents and/or any instruments and/or information required from the Holder in order to register the Warrant Shares with the SEC.

5.6.
Automatic Exercise. If at the time of expiry of the Warrant Period for any portion of the Warrant, a portion of the Warrant has not been exercised, the Warrant will be deemed to have been exercised in accordance with the provisions of Section 5.3 at the date of expiry of the Warrant Period, unless such exercise would not result in the issuance of any Warrant Shares to the Holder.

Notwithstanding the above, the issuance of a certificate representing the Warrant Shares in the name of the Holder shall be conditioned upon the Holder representing to the Company that the representations and warranties set forth in Section 12 of this Warrant are true and correct as of the date of the said exercise, with respect to the Warrant Shares.

	5.7.	Conditional Exercise. Any purchase of Warrant Shares by the Holder may be made conditional upon the consummation and closing of any Exit Transaction or equity raising event of the Company.

Notwithstanding the above, the issuance of a certificate representing the Warrant Shares in the name of the Holder shall be conditioned upon the Holder representing to the Company that the representations and warranties set forth in Section 12 of this Warrant are true and correct as of the date of the said exercise, with respect to the Warrant Shares.

6.	Reservation of Shares: Preservation of Rights of Holder

The Company hereby agrees that at all times it will maintain and reserve, free from preemptive rights, lien or other third party rights, such number of authorized but unissued Warrant Shares so that this Warrant may be exercised without additional authorization of Warrant Shares after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of the Company.  The Company further agrees that it will not, by charter amendment or through reorganization, voluntary liquidation, consolidation, merger, dissolution, winding up or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company.

7.	Representations of the Company
The Company hereby represents and warrants to the Holder that as of the Effective Date:
7.1.
This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms.  No measures are required to be taken in order to enable the implementation in full of this Warrant and the exercise in full of all the Holder’s rights other than the issuance by the Company’s board of directors of each of the Warrant Shares upon exercise of the Warrants (whether in full or in part) in accordance with the provisions hereof.  Without derogating from the aforesaid, the Company’s Board of Directors has approved the grant of the Warrant and issuance of the Warrant.

7.2.
The Warrant Shares are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, not subject to any preemptive rights and free and clear of all debts, liens, encumbrances, taxes, charges, equities, claims, any rights of third parties and any other liabilities, other than any such liability created by the Holder.

7.3.
The execution and delivery of this Warrant, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof, will not require the approval of the OTC Bulletin Board. Subject to the aforesaid, the execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be inconsistent with the Company’s Certificate of Incorporation, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and, except for consents that have already been obtained by the Company, do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any national, state or local government authority or agency or other person, provided that sale of the Warrant Shares freely on the OTC Bulletin Board shall require that they be Registered in accordance with the terms and obligations of the Company herein.

7.4.
Without derogating from the Holder’s rights, the Company warrants and undertakes, that no shareholder (or related party) of the Company is or shall be entitled (including, without limitation, in any of the following events: conversion, split, consolidation, reorganization, reclassification, merger, combination or subdivision of shares, distribution of stock dividend or disposition of assets) to any bonus, compensation, privileges or any fiscal or monetary rights to which the Holder is not entitled, including any Benefit, other than payment to shareholders who are employees or who provide services to the Company which payment is made to such shareholders not in their capacity as shareholders and/or such other payments and/or debts due to directors, officers and/or shareholders pursuant to obligations outstanding on or before the Effective Date as specified in the Company’s Financial Statements.

7.5.
The authorized and issued share capital of the Company is as set forth in Exhibit 7.5 hereto.  Except as set forth in Exhibit 7.5, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), or agreements of any kind for the purchase or acquisition from the Company of any of its securities.

7.6.
The Financial Statements, as were provided to the Holder prior to the date hereof, (a) were prepared in accordance with the books and records of the Company; in accordance with United States General Accepted Accounting Principles; (b) fairly present the Company’s financial condition and the results of its operations as of the relevant dates  thereof and for the periods covered thereby (subject to year end adjustments); and (c) contain and reflect all  necessary adjustments, accruals and reserves for a fair presentation of the Company’s financial condition and the results of its operations for the periods covered by said Financial Statements (subject to year end adjustments).

7.7.	The Last Financing was effected in accordance with the agreements attached hereto as Exhibit 7.7.

8.	Exchange or Loss of Warrant

Upon receipt by the Company of a declaration by an officer of the Holder of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of a declaration that the Holder will provide indemnification, and reimbursement to the Company of all reasonable expenses incidental thereto and surrender and cancellation of this Warrant, if mutilated, the Company will issue and deliver a new Warrant of like tenor and date.  If a new Warrant is requested as a result of mutilation, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligations to issue and deliver a new Warrant.

9.	Adjustment

The number and kind of securities purchasable initially upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

9.1.
Adjustment for Shares Splits and Combinations.  If the Company at any time or from time to time while this Warrant is outstanding effects a subdivision of the outstanding shares, the number of shares issuable upon exercise of this Warrant immediately before the subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time combines the outstanding shares, the number of shares issuable upon exercise of this Warrant immediately before the combination shall be proportionately decreased.  Any adjustment under this Section 9.1 shall become effective at the close of business on the date the subdivision or combination becomes effective.

9.2.
Issuance of Securities Below the market price. If the Company at any time while this Warrant is outstanding, issues or sells any Common Stock or Convertible Securities, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock or  directly or indirectly effectively reduces the conversion, exercise or exchange price for any convertible securities which are currently outstanding (other than pursuant to terms existing on the date hereof), at or to an effective per share selling price which is less than the closing price on the day preceding such issue or sale or, in the case of issuances to holders of its Common Stock, the date fixed for the determination of stockholders entitled to receive such warrants, rights, the Exercise Price in effect immediately prior to such issue or sale or record date, as applicable, shall be automatically reduced effective concurrently with such issue or sale to an amount determined by multiplying the market price by a fraction, (a) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of common Stock which the aggregate consideration received by the Company for such additional shares would purchase at such market price, as the case may be, and (b) the denominator of which shall be the number of shares of Common Stock of the Company outstanding immediately after such issue or sale.

9.3.
Adjustment of Exercise Price.  Upon each adjustment in the number of Warrant Shares purchasable hereunder, the Exercise Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Warrant Shares purchasable hereunder shall be adjusted. Such adjustment will be limited to one times the number of warrants granted under this contract or 215,000.

10.	Share Swap

The Company undertakes not to enter into any share swap agreement or arrangement (such as a merger, reorganization, or sale of all, or substantially all, of the Company’s shares) (“Share Swap”), unless the other company to such a Share Swap agreement undertakes to allot to the Holder, upon, and subject to, the exercise of this Warrant, such securities as were swapped for the shares of the Company, as though the Holder had held the Warrant Shares on the record date of the Share Swap. Nothing herein shall derogate from the notice requirements of Section 4.

11.	Notice of Changes

Whenever the number of Warrant Shares for which this Warrant is exercisable is adjusted as provided in Sections 9, the Company shall promptly compute such adjustment and deliver to the Holder a certificate, signed by a principal financial officer of the Company, setting forth the number of Warrant Shares for which this Warrant is exercisable and the Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.

12.	Investment Intent; Limited Transferability.
12.1.
If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, this Warrant shall not be registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer (i) that the Holder furnish to the Company a legal opinion of counsel to the Holder to such effect, the substance of which shall be reasonably acceptable to the Company and (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company representing that they are acquiring such Warrant Shares for investment purposes and that they are an accredited investor as defined in Rule 501(a) under the Securities Act.  The Holder understands that it must bear the economic risk of its investment in this Warrant and any securities obtainable upon exercise of this Warrant for an indefinite period of time, as this Warrant and such securities have not been registered under Federal or state securities or blue sky laws.

12.2.
The Holder represents that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of this Warrant or the exercise of the Warrant and the finance operations and business of the Company; and (ii) the opportunity to request such additional information which the Company possesses or can acquire without unreasonable effort or expense.  Nothing contained in this Section 12.2 shall alter, amend or change the Holder’s reliance on the representations, covenants or warranties contained herein.

12.3.
The Holder represents that it is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act and that it is acquiring the Warrants for its own account and not with a present view to, or for sale in connection with, any distribution thereof in violation of the registration requirements of the Securities Act, without prejudice, however, to such Holder’s right, subject to the provisions of this Warrant, at all times to sell or otherwise dispose of all or any part of the Warrant and Warrant Shares.

12.4.
The Holder represents that it, either by reason of such Holder’s business or financial experience or the business or financial experience of its professional advisors (who are unaffiliated with and who are not compensated by the Company or any affiliate, finder or selling agent of the Company, directly or indirectly), has such sophistication, knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Company and the capacity to protect such Holder’s interests in connection with the transactions contemplated by this Warrant.

	12.5.	The Holder represents that it has the ability to bear the economic risks of its investment for an indefinite period of time and could afford a complete loss of its investment.
	12.6.	The Holder agrees and acknowledges that the representations made by the Holder in this Section 12 are conditions to the exercise of this Warrant.
13.	Assignment

The Holder may offer, sell or otherwise dispose of this Warrant, in whole or in part and on one or more occasions, to any entity in which the Holder has an equity interest of at least 20% or to any other financial institution, bank or venture capital fund, provided that such entity or party does not compete with the Company and further provided that the Company may object to a proposed assignee for good reason. Such assignment shall be in the form of Exhibit B, or similar thereto. With respect to any offer, sale or other disposition of this Warrant or Warrant Shares, the Holder will give written notice to the Company, describing briefly the manner thereof and the identity of the transferee, together with, if requested by the Company. Upon receiving such written notice and declaration, if so requested, the Company, as promptly as practicable, shall deliver to the Holder one or more replacement Warrant certificates or certificates representing the Warrant Shares on the same terms and conditions as this Warrant for delivery to the transferees, which shall become effective, in the case of a transfer of all or a portion of this Warrant, upon the execution of such Warrant certificate by the Company and by the transferee.

14.	Rights of the Holder
The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company.
15.	Notices

Any notice or other communication hereunder shall be in writing and shall be deemed to have been given upon delivery, if personally delivered, or three Business Days after deposit if deposited in the mail for mailing by certified mail, postage prepaid, or one Business Day after having been sent if sent by facsimile, and addressed as follows:

If to Holder:	Mizrahi Tefahot Bank Ltd. 7 Jabotinsky Street. Ramat Gan, Israel Facsimile: 03-755-9079 Attn: Dani Maor

with a copy to:	E. Landau Law Offices 38 Keren Hayessod St. Jerusalem 92149, Israel Facsimile: 972-2-561-8847 Attention: Shlomo Farkas, Adv.

If to Company:	Ophthalmic Imaging Systems 221 Lathrop way, Suite I Sacramento, CA 95815 Facsimile: 1-916-646-0207 Attention: Ariel Shenhar

with a copy to:	Troutman Sanders LLP The Chrysler Building 405 Lexington Avenue New York, NY 10174 Facsimile: 1-212-704-5919 Attention: Joe Walsh

Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressees notice of such new address in conformance with this paragraph.

16.	Termination
This Warrant and the rights conferred hereby shall terminate at the aforementioned time on the last day of the Warrant Period for exercise of the relevant Warrant.
17.	Governing Law

All issues of contractual matters (including interpretation, enforcement and validity) shall be governed by and construed in accordance with the internal substantive laws of the State of Israel, without giving effect to the rules respective conflict of law; all issues of corporate law shall be governed by and construed in accordance with the internal substantive laws of the State of California; and the parties hereto irrevocably submit to the exclusive jurisdiction of the Courts of Tel Aviv Jaffa, Israel, in respect of any dispute or matter arising out of or connected with this Warrant.

IN WITNESS WHEREOF, WE HAVE executed this Warrant as of the date hereof.

Ophthalmic Imaging Systems

By:           /s/ Ariel Shenhar ______

Title:        ___________________

Exhibit A

NOTICE OF EXERCISE

To:           Ophthalmic Imaging Systems

1.
The undersigned hereby elects to purchase _________ shares of Common stock of Ophthalmic Imaging Systems, pursuant to the terms of the attached Warrant.  As a condition to this exercise, the undersigned Holder hereby represents and warrants to the Company that the representations and warranties set forth in Section 12 of the Warrant are true and correct as of the date hereof as if they had been made on such date with respect to the Warrant Shares.  The undersigned Holder further acknowledges that the sale, transfer, assignment or hypothecation of the Warrant Shares to be issued upon exercise of this Warrant is subject to the terms and conditions contained in Section 12 of this Warrant.

2.	Payment of the Exercise Price per share required under such Warrant shall be made by:

☐	payment in cash (or check) pursuant to Section 5.2 of the Warrant.

☐	payment by conversion of debt of the company to the Holder pursuant to Section 5.2 of the Warrant.

☐	Net exercise pursuant to Section 5.3 of the Warrant.

3.	Please issue a certificate representing said Common stock in the name of the undersigned, at the following address:

4.	Please issue a new Warrant for the unexercised portion of the attached Warrant (if any) in the name of the undersigned.

______________________	_________________________
(Date)	(Print Name of Holder)
_________________________
(Signature)
Name:
Title:
Telephone:

Exhibit B

Form of Assignment

(To be executed by the Holder upon transfer of the Warrant)

FOR VALUE RECEIVED, ___________________ hereby sells, assigns, and transfers unto _______________________________________ (please print name and address of transferee) this Warrant, together with all right, title and interest therein, and does so hereby irrevocably appoint _______________ as attorney to transfer the within Warrant on the books of the within-named Company, with full power of substitution.  As a condition to this assignment, the Holder acknowledges that its assignee must deliver a written instrument to the Company that the representations and warranties of Section 12 of the Warrant are true and correct as of the date hereof as if they had been made by such assignee on such date with respect to the Warrant.

And we, the Assignee, hereby agree to take upon ourselves all the rights and obligations imposed on the Holder under this Warrant.

By:        _______________
Name:
Title:
Dated: